EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Global Real Estate Holdings, Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-11/A of our report dated March 7, 2013, relating to our audit of the balance sheet of Global Real Estate Holdings, Inc. as of December 31, 2012, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from May 4, 2012 (Inception) through December 31, 2012. Our report dated March 7, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

November 8, 2013